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                            AMERICA FIRST REAL ESTATE
                            INVESTMENT PARTNERS, L.P.

                        AGREEMENT OF LIMITED PARTNERSHIP

         THIS AGREEMENT OF LIMITED PARTNERSHIP (this "Agreement") is entered into as of June 17th, 1999 by America First Capital Source I L.L.C., a Delaware limited liability company (the "General Partner") and H/T Corp., a Delaware corporation (the "Initial Limited Partner") (the General Partner and the Initial Limited Partner hereinafter collectively sometimes referred to as the "Partners") in order to form a limited partnership (the "Partnership") under the provisions of the Delaware Revised Uniform Limited Partnership Act (the "Act") and according to the terms of this Agreement.

                                    ARTICLE I

         Section 1.1. FORM. The Partners hereby form a limited partnership pursuant to the Act.

         Section 1.2. NAME. The business of the Partnership shall be conducted under the name of "America First Real Estate Investment Partners, L.P."

         Section 1.3. PLACE OF BUSINESS. The principal office and place of business of the Partnership shall be located at 1004 Farnam Street, Suite 400, Omaha, Nebraska, or such other place as the Partners may from time to time designate.

         Section 1.4. PURPOSE--GENERAL. The purpose for which the Partnership is organized is to carry on any lawful business or activity, except the business of insurance or banking. The Partnership shall have all powers as set forth in this Agreement and any and all powers enumerated in the Act.

         Section 1.5. TERM. The Partnership shall commence on the date hereof and shall continue for a period of 40 years, unless earlier terminated in the following manner:

                  (a)      upon the election of either Partner;

                  (b) by bankruptcy, withdrawal, resignation or expulsion of any Partner, provided that the remaining Partner may agree to continue the business of the Partnership in such event; or

                  (c)      by applicable Delaware law.

                                   ARTICLE II

         Section 2.1. CONTRIBUTIONS OF PARTNERS. Each Partner has agreed to contribute an amount to the capital of the Partnership as indicated in Section
2.2 below. Partners may contribute additional capital from time to time. No interest shall be paid on any contribution to the capital of the Partnership. Except as otherwise provided herein, no Partner shall have the right to demand the return of its capital contributions and no Partner shall have any priority over any other Partner with respect to the return of capital contributions except as herein provided.



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         Section 2.2. PARTNERSHIP INTERESTS. The amount of capital which each
Partner has initially agreed to contribute to the Partnership and the percentage of interest of each Partner in the profits, losses and cash distributions of the Partnership ("Partnership Interests") are as follows:

                                                  Agreed             Initial
                                                  Capital          Partnership
         NAMES                                 CONTRIBUTION         INTERESTS
H/T Corp.                                          $990                99%
America First Capital Source I L.L.C.               $10                 1%

If a Partner contributes additional capital to the Partnership, the respective Partnership Interests of the Partners will be adjusted accordingly.

         Section 2.3. CAPITAL ACCOUNTS. A capital account shall be maintained for each Partner. Each Partner's capital account will be credited with all capital contributions made by such Partner and such Partner's allocable share of Partnership profits and will be reduced by the amount of all cash distributions made to such Partner and by such Partner's allocable share of Partnership losses. All capital accounts shall be maintained in accordance with Section 704 of the Internal Revenue Code of 1986, as amended.

         Section 2.4. ALLOCATIONS AND DISTRIBUTIONS. (a) All profits and losses of the Partnership shall be allocated among the Partners in proportion to their respective Partnership Interests.

         (b) Distributions to the Partners of Net Operating Cash (as hereinafter defined) shall be made at such times as the Partners shall determine. Such distributions shall be made to the Partners simultaneously and in proportion to their respective Partnership Interests. For the purpose of this Agreement, Net Operating Cash shall mean the gross receipts of the Partnership during the relevant period, less the sum of all cash expenses incurred in the operation of the Partnership and such sums as may be necessary to establish a reserve for anticipated operating expenses.

         Section 2.5. COMPENSATION. No Partner shall be entitled to any compensation from the Partnership.

                                   ARTICLE III

         Section 3.1. THE GENERAL PARTNER. (a) The Partners agree that the General Partner will have exclusive authority to conduct the day-to-day operations of the Partnership.

         (b) No Partner other than the General Partner will have any authority to:

                  (i) borrow money in the name of the Partnership or utilize collateral owned by the Partnership as security for such loans;

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                  (ii)     make, execute or deliver any agreement or other
         document on behalf of the Partnership;

                  (iii) assign, transfer, pledge, compromise or release any of the claims of or debts due the Partnership or arbitrate or consent to the arbitration of any of the disputes or controversies of the Partnership.

         Section 3.2. PROHIBITED ACTIONS. No Partner has any authority to:

                  (a) make, execute or deliver any assignment for the benefit of creditors or any confession of judgment without the consent of all Partners;

                  (b) perform any act in violation of this Agreement or of any applicable law; or

                  (c) borrow money from the Partnership or utilize Partnership assets for other than Partnership purposes.

                                   ARTICLE IV

         Section 4.1. TERMINATION AND DISSOLUTION. Upon a termination of the Partnership as provided in Section 1.5, a full and general accounting of its assets, liabilities and transactions shall at once be taken. Such assets may be sold and turned into cash as soon as possible and all debts and other amounts due the Partnership collected. The proceeds thereof shall thereupon be applied as follows:

                  (a) First, to discharge the debts and liabilities of the Partnership and the expenses of liquidation.

                  (b) Second, to divide the surplus, if any, among the Partners or their representatives in proportion to their respective capital accounts.

         Section 4.2. RIGHT TO DEMAND PROPERTY. No Partner shall have the right to demand and receive property in kind for its distribution.

                                    ARTICLE V

         Section 5.1. ACCOUNTING YEAR, BOOKS, STATEMENTS. The Partnership's fiscal year shall commence on January 1 of each year and shall end on December 31 of each year. Full and accurate books of account shall be kept at such place as the General Partner may from time to time designate, showing the condition of the business and finances of the Partnership, and each Partner shall have access to such books of account and shall be entitled to examine them at any time during ordinary businesses hours. The General Partner shall cause the Partnership to deliver to each Partner all information necessary for the preparation of their federal income tax returns.

         Section 5.2. BANKING. The Partnership shall maintain a bank account or bank accounts in the Partnership's name in a national or state bank determined by the General Partner. Checks

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and drafts shall be drawn on the Partnership's bank account for Partnership purposes only and shall be signed by the General Partner or its designated agents.

         Section 5.3. TITLES AND SUBTITLES. Titles of the paragraphs and subparagraphs are placed herein for convenient reference only and shall not to any extent have the effect of modifying, amending or changing the express terms and provisions of this Agreement.

         Section 5.4. WORDS AND GENDER OR NUMBER. As used herein, unless the context clearly indicates the contrary, the singular number shall include the plural, and the plural the singular, and the use of any gender shall be applicable to all genders.

         Section 5.5. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be taken to be an original.

         Section 5.6. SEVERABILITY. In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

         Section 5.7. WAIVER. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the person or party against whom charged.

         Section 5.8. APPLICABLE LAW. This Agreement shall be subject to and governed by the laws of the State of Delaware.

         Section 5.9. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         Section 5.10. ENTIRE AGREEMENT; AMENDMENTS. This Agreement sets forth all, and is intended by the Partners to be a integration of all, promises, agreements and understanding relating to the operation of the Partnership and no other promises, agreements or understanding, whether written or oral, expressed or implied, with respect thereto shall have any force or effect whatsoever. This Agreement may not be amended without the consent of all Partners.

                         [signatures on following page]

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         IN WITNESS WHEREOF, the Partners have executed this Agreement on the date above written.

                                              AMERICA FIRST CAPITAL
                                              SOURCE I L.L.C., General Partner


                                              By:  /s/ MICHAEL THESING
                                                   ---------------------------
                                                   Michael Thesing
                                                   Vice President


                                              H/T CORP., Initial Limited Partner


                                              By:  /s/ MICHAEL THESING
                                                   ----------------------------
                                                   Michael Thesing
                                                   Vice President

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